Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of the Reis, Inc. 2008 Omnibus Incentive Plan and Inducement Option Grants Outside of a Plan, of our reports dated March 10, 2008, with respect to the consolidated financial statements and schedule of Reis, Inc. and the effectiveness of internal control over financial reporting of Reis, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 30, 2008